Exhibit 99.1

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# SB Financial Group

## Fourth Quarter 2021 Conference Call and Webcast

January 28, 2022

C O R P O R A T E   P A R T I C I P A N T S

Sarah Mekus, Investor Relations

Mark A. Klein, Chairman, President, and Chief Executive Officer

Anthony V. Cosentino, Executive Vice President and Chief Financial Officer

Steven A. Walz, Chief Lending Officer

C O N F E R E N C E   C A L L   P A R T I C I P A N T S

Evan Lisle, Janney Montgomery Scott, LLC

P R E S E N T A T I O N

Operator

Good morning, everyone, and welcome to the SB Financial Fourth Quarter 2021 Conference Call and Webcast.

I’d like to inform you that this conference call is being recorded and that all participants are in a listen-only mode. We will begin with remarks from Management, and then open the conference up to the investment community for questions and answers.

At this time, I’d like to turn the floor over to Sarah Mekus with SB Financial.

Ma’am, please go ahead.

Sarah Mekus

Thank you, and good morning, everyone.

I’d like to remind you that this conference call is being broadcast live over the Internet and will be archived and available on our website at ir.yourstatebank.com.

Joining me today are Mark Klein, Chairman, President, and CEO, Tony Cosentino, Chief Financial Officer, and Steve Walz, Chief Lending Officer.

This call may contain forward-looking statements regarding SB’s financial performance and its stated plans, operational results, and objectives. Forward-looking statements are based on Management’s expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied on our call today. We have identified a number of different factors within the forward-looking statements at the end of our earnings release which you are encouraged to review. SB Financial undertakes no obligation to update any forward-looking statements, except as required by law, after the date of this call.

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In addition to the financial results presented in accordance with GAAP, this call will also contain certain non-GAAP financial measures. A reconciliation of GAAP to non-GAAP measures is included in our earnings release.

I will now turn the call over to Mr. Klein.

Mark A. Klein

Thank you, Sarah, and good morning, everyone. Welcome to our fourth quarter 2021 conference call and webcast. Nice to have you with us.

Discussing our record performance with you, including $18.3 million in net income, is certainly a great way for us to wrap up another fantastic year for our Company. We acknowledge the environment that kept our clients flush with liquidity and the rate declines that drove mortgage volume and PPP forgiveness that helped our economy, our clients, our industry, and, of course, State Bank. Our entire team stepped up to assist our clients in navigating this challenging environment.

As an organization, we remain fully operational, with 95% of our staff on site. We continue to embrace a hybrid operational model predominantly for those in our residential real estate business line. The flexibility here has been made possible by our highly-integrated technology platform, Encompass. Simply put, we refuse to be distracted by operational challenges, and we are more eager than ever to get back to the business of doing business.

Highlights for the quarter:

Net income, $3.3 million, yielding a return on average assets of 0.99% with a pre-tax pre-provision ROA of 1.22%.

Net interest income of $9.1 million was down 1.9% from the prior year as organic year-over-year loan growth and a 31% reduction in interest expense were offset by declining PPP forgiveness.

Loan balances from the prior-year quarter, excluding impacts of PPP, were up $18.5 million, or 2.3%.

Deposits up $64 million year-over-year, or 6.1%.

We limited expense growth from prior and current quarter to just single digits.

Mortgage origination volume was $127 million, down 25% year-over-year.

Key asset quality metrics, including non-performing assets, at 49 basis point, and delinquent loans of just 46 basis points.

Finally, tangible book value is now $17.60 per share, an increase of $1.30, or 8% year-over-year.

As with prior quarters, our five key strategic initiatives remain growing and diversifying revenue; more scale to organic growth, or, when prudent, M&A; expanding products and services - in other words, more scope; deploying technology for customized client care and communications; and finally, maintaining that strong asset quality we’ve worked hard to maintain.

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Revenue diversity.

This quarter, mortgage volume and loan sale gains were down from the prior year, 25% on volume and 56% on gains. For 2021, we have delivered nearly $600 million in total mortgage originations, down $94 million year-over-year. Our volume continued to be supported by our newer PCG fixed rate, 15.15, that we announced in the first quarter of 2021. We’ve closed nearly $76 million of this product for the year. Our team of private bankers has planned to develop deeper relationships with each of these new households with more touches.

Non-interest income decreased to $6.6 million from $8.9 million in the prior-year quarter, and was flat to the linked quarter. The current quarter also includes a mortgage servicing recapture of $581,000 compared to impairment of $611,000 in the fourth quarter of 2020. Non-interest income remained strong at 42% of total revenue and 2% of average assets. Even with these headwinds, we managed to deliver operating leverage of approximately one-to-one.

Peak Title contributed over $500,000 in revenue for the seventh consecutive quarter. For the year, the title insurance business contributed $2.1 million to our non-interest income and nearly $500,000 to our net income. As I mentioned last quarter, we intend to leverage this complement deeper into our core operation.

This quarter, we established a title office in the Indianapolis market where we also expanded our presence in the Northwest Ohio and Northeast Indiana market with the purchase of a small title agency in Bryan, Ohio. We expect these expansions to enhance and grow our fee-based business line and our entire footprint, particularly as our title company extends more title services to our State Bank clients.

Our wealth management teams, market expansion, and solid retention of client base have enabled us to amass a record level of assets under management at year end of $618 million. This quarter’s assets under management are up $60 million, or 11%, from the prior year, while providing nearly $1 million in revenue for the quarter. For the full year, there’s been (inaudible) revenues of $3.8 million, which is up nearly $600,000, or 18%.

Second, more scale.

Loan growth slowed a bit this quarter after having grown in excess of $20 million in the prior two quarters. We continue to process PPP forgiveness, and ended the year with less than 50 PPP loans outstanding with a balance of just $2 million. Net of PPP, our year-over-year was $18.5 million, or 2.3%.

In less than a year of operation, our newest office in Edgerton, Ohio, our loan and deposit balances each exceed $15 million. This organic growth was perhaps complimented our Williams County presence that now boasts total loans and deposits of nearly $300 million. Local leadership and an engaged staff are driving that success.

Deposit levels, while still up in the quarter, slowed the pace and growth we had seen throughout the past two years. Customer liquidity is still very strong, and we are beginning to see them use some of that liquidity to initiate expansion projects. We expect this to be a key component and a return to normalcy as our clients seek us out for financing their growth plans, allowing us also to deploy bank excess liquidity into higher-yielding loans.

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Third is more scope.

As we have discussed for a number of quarters this year, helping customers access government’s PPP initiatives required us to temporarily decelerate execution of our longer-term vision of becoming a top SBA lender. Now, with both phases of PPP essentially complete, we have reaffirmed our commitment to traditional SBA 7(a) lending across the entire footprint. We believe our model, culling efforts, and lender production rewards will uncover products that will fit nicely into our risk profile. We intend to retain a number of these smaller government guaranteed loans that bolster our balance sheet and net interest income, yet boost loan sale gains for our larger originated SBA loans.

This year represented the fourth consecutive year of internal referrals closed exceeding $70 million. Without these interdependencies and great inter-business line partnerships, we would not have been able to grow both sides of the balance sheet by over $600 million, or 47%, in the past five years.

Operational excellence and client care remain our fourth key theme.

We continue to see a shift in our residential real estate production mix. This quarter, our purchase and construction lending accelerated. Our volume represented 55% of our total activity. For the full year, we originated 51% of our volume from construction and purchase activity, and had another 25% from external refinances, a great testament to the strong brand that we’ve built across our footprint that represented 75% of our annual volume from new customers.

Expenses grew at single-digit rates compared to both the linked and year-ago quarters, which did drive operating leverage lower. These higher expenses are due to increased spending on technology and higher costs to both retain and recruit top talent in each of our markets. Total revenue growth of 3.9% is just slightly below the 4% total expense growth for the year.

The establishment of a true contact center in the first quarter of this year will ensure we remain intimate with our client base.

Finally, asset quality.

Client liquidity and numerous government programs have kept our non-performing levels low throughout the past two years. We did take back a large credit into OREO in 2020, and we currently have an agreement in place to sell this $1.6 million property. Our strong performance the past two years has also enabled us to continue to build a healthy reserve level, now up to 1.68% of total loans for a year-over-year increase of 10%. Non-performing assets to total assets have now declined to 0.49%, and finally, we have certainly worked hard to build our reserve the past several years, and we’ve neither released nor expect to release reserves anytime soon.

Now, I’d like to ask Tony to provide a few more details, Tony, on our quarterly and annual performance.

Anthony V. Cosentino

Thanks, Mark. Good morning, again, everyone.

Again, for the quarter, we had GAAP net income of $3.3 million, or $0.49 per share, and for the year, $18.3 million, or $2.56 per share. That full-year result is up $0.60, or 31%.

Highlights for the quarter include total operating revenue down $2.5 million, or 13.7%, as PPP forgiveness revenue was down $390,000 and mortgage gains declined by $4 million. This was offset, as Mark indicated, by a swing in our mortgage servicing recapture of $1.2 million.

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Wealth management and deposits fees were strong, up 14.5% and 13.6%, respectively, and we continue to reduce interest expense cost, which were down 31% despite a 10% increase in interest-bearing liabilities.

Now, as we break down further our fourth quarter income statement starting with margin, average loan yields for the quarter of 4.24% decreased by 18 basis points from the prior year, and were down 43 basis points from the linked quarter. If we exclude the impact of PPP, these declines would be 38 and 21 basis points, respectively. We have just $112,000 in amortized PPP fees remaining at year-end.

On the funding side, we again reduced the cost of our interest-bearing liabilities from the prior year. This rate on our interest-bearing liabilities was 40 basis points, which is down from the prior year by 24 basis points and down four basis points compared to the linked quarter. Again, when we exclude the impact of PPP fees from both years, our fourth quarter NIM would decline an additional 14 basis points from the published NIM to 2.75%, and for the full year, our GAAP margin of 3.06% would be reduced as a result of PPP by 16 basis points to 2.90%.

Mortgage banking revenue of $3.8 million for the quarter was down $2.3 million, or 38%, from the prior year. As we have discussed at length, mortgage gain on sale yields have trended down each quarter since their peak in the fourth quarter of 2020. The gain on sale yields from mortgage scales this quarter was 2.92%, down from the 5% that we realized in the fourth quarter last year. In addition to the lower yields, we sold $33 million less in volume.

Our servicing portfolio, however, does continue to grow, and is now at $1.36 billion and provided revenue for the quarter of $850,000. Market value of our mortgage servicing rights increased this quarter to a calculated fair value of 93 basis points. This fair value was up 33 basis points from the prior year and up 9 basis points from the linked quarter, and as expected, we recovered a portion of our servicing rights impairment recorded, or $581,000. For all of 2021, we had a positive swing in servicing rights revenue of $7 million compared to 2020. This recaptured swing replaced 87% of the $8 million gain on sale decline from the prior year.

As Mark outlined, expense growth is reflective of our investments in technology and people, and if we normalize for the non-core items in both years, expense growth for the quarter and full year was 4.8% and 6.3%, respectively.

Now, if we turn to the balance sheet, loans outstanding at December 31 stood at $823 million, which was 62% of the total assets of the Company.

Asset loan growth this year, we have relocated cash balances to supplement the investment portfolio, which is now up to $269 million, or 74% growth rate. We are, however, maintaining a conservative approach to our investment portfolio as we are mindful of good cash flow and excellent credit ratings. When loan growth does accelerate, we will have plenty of liquidity to fund that growth.

Looking at our capital position, we finished the quarter at $145 million, which is up $2 million, or 1.4%, from December 31 of the prior year, and our equity and asset ratio stands at 10.9%.

We repurchased 48,000 shares in the quarter, and for all of 2021, we repurchased a little over 500,000 shares at an average price of approximately $18.50. Of our $18.3 million in earnings this past year, we have returned nearly $12.5 million to our shareholders via the buyback and cash dividend.

Asset quality was again a great story, as net charge-offs for the quarter were just $7,000, and for the full year, we had net recoveries of $181,000. This compares with the full-year number for 2020 of $681,000 in net charge-offs for a nearly $900,000 positive increase to our reserve.

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I will now turn the call back over to Mark.

Mark A. Klein

Thank you, Tony.

I want to conclude with acknowledging the two dividend announcements we made this month that includes a 5% stock dividend granted to owners of record January 21, and our normal quarterly cash dividend of $0.115 per share granted to owners of record February 11. We have been pleased with the market’s reaction to both of these announcements as we continue to reward our shareholders by returning capital in a prudent manner.

Now, Sarah, we’ll turn it back to you for questions and comments.

Sarah Mekus

Thank you, and we’re ready for our first question.

Operator

Our first question today comes from Evan Lisle from J. Montgomery Scott. Please go ahead with your question.

Evan Lisle

Hey, guys. Good morning. I’m on. This is Evan Lisle on for Brian Martin.

Mark A. Klein

Hey, Evan.

Anthony V. Cosentino

Good morning, Evan.

Evan Lisle

Yes, so just to begin with, you guys give some nice color on mortgage and your PCG mortgage product. Just any update on the outlook on that, and just the mortgage production, and also gain of sale margins for ’22 would be very helpful.

Mark A. Klein

Yes. First of all, Evan, with regard to PCG product, we knew this year with a flat yield curve, we were going to have to certainly come up with some innovation that would enable us to build a balance sheet marginally with some mild duration risk. Those are very high income, high net worth clients; as I mentioned, $70-plus million in volume. We’re working hard as our PCG bankers are reaching out to those clients with progressively more touches. We generally like it. We’re going to continue it here in 2022 albeit at a bit higher rate, obviously, as rates tick up a bit, but we certainly like the product.

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We’ve certainly competed quite well in our urban markets like Columbus and Indianapolis, and marginally in Northwest Ohio and Toledo, but we’ve certainly found a niche. We like what we have, and we certainly have identified a plethora of opportunities to identify three, four, five more services in those households, and now we have a staff of five individuals, private bankers who are working to identify more touches with those clients, so prospects for that continue to be good. We like it, and it plays well into our client base and our risk profile and the model of clients that we seek to help.

Antonio, on the margin piece?

Anthony V. Cosentino

Sure. It came in about 2.9% this quarter on the gain on sale yield. We’ve seen it kind of come down between 30 to 50 basis points a quarter. I would suspect we’re going to see a continued decline of probably that same number until we get to the midpoint of ’22 and maybe we’ll kind of normalize at about that 2% level going forward. As we look on our outlook, we certainly believe that we’re certainly built—and Mark can add some color here—for a similar level of origination. We do acknowledge that refinance volume is going to be under some pressure in ’22, so again, our $600 million number is one that we feel comfortable with, but I would suspect we’ll probably come off that as we continue to look at capacity.

Mark A. Klein

Yes. I mean, just following up on Tony’s comment there, we’ve proclaimed many times we love that $650 million number. We’ve touched on the $700 million in volume number. We’re looking for nearly $600 million, maybe just a little less in 2022 here, but we continue to identify more producers and a newer market which is Indianapolis, and we also identify some additional players in that Columbus market to help keep that volume number strong. We certainly like the business line, and the few million that we get off of that servicing portfolio certainly bodes well for increasing that revenue—operating revenue number.

Evan Lisle

Awesome. Very helpful, and just for clarification, that gain of sale margin you said, was that high 2s in mid-’22, or you, what are you thinking about that gain on sale margin?

Anthony V. Cosentino

Yes. I think it’ll come down, probably, 30 basis points per quarter and will probably settle somewhere in the 2% to 2.25% range as we get to the midpoint of 2022.

Evan Lisle

Okay, awesome. Yes, and then you mentioned higher rates, obviously, and kind of turning to margin, looks like this quarter you had a continued reduction of funding costs, so are you close to your floors there, and then can you just give us some thoughts on 1Q pre-rate hike, and then maybe ’22 with one to two rate hikes in the future? Just any color on that would be helpful.

Mark A. Klein

Yes, just a high-level comment. Tony can clean this all up, but certainly, Evan, we have an insatiable desire for nearly zero interest rate transactional monies, which we’ll take, really, all the time, which has really been nice and one of our newer margins in Edgerton. As we’ve discussed before, another regional bank pulled out, left a $40 million office there to be serviced by electronics. We think that electronics are a complement to our community banking model and that it’s served us quite well. So, we haven’t figured out what to do with all the liquidity yet because we’re trying to loan it out. Tony’s trying to invest it, but that said, I think we probably have bottomed with regard to our interest expense, and we can only hope that the positive gap that we have will pay some dividends as rates begin to move a bit for us in 2022.

Comments, Tony?

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Anthony V. Cosentino

Yes, and I would concur. I think, Evan, we are at the bottom for the most part on funding costs. We reduced four basis points from the prior quarter; just kind of call it 35 to 45 basis points a quarter as kind of the average. I would suspect that’s going to be the range we’re in here in the first half of the year. Obviously, we are asset sensitive, so movements up in rates are good for us. The first couple maybe not as significant for us because we have a number of floors on our lending portfolio at the 4% and 3.75% range, so as we get into that third increase is when we really start to see significant movement up on the interest income side.

Mark A. Klein

Evan, just one follow-up comment. As you all know, when rates were thinning and margins were thinning, we made it up with a larger balance sheet. It’s a bit ironic now that if organic growth becomes difficult, we’re certainly looking for a bit of expansion in the margin to help make up for some of that required growth, and when we see a quarter-of-a-point increase on the short end of the curve, that’s like $10 million to $15 million of balance sheet growth. So, as we have purported for many quarters, we certainly like our diversity and our income revenue stream diversity with 42% non-interest income, so we intend to do well in all markets regardless of the shape of the yield curve.

Evan Lisle

Awesome, and so just thinking about ’22, how many rate hikes are you guys modeling for the year?

Anthony V. Cosentino

We model two, which I think probably is, as all indications are, will be on the low end, I would suspect. We had them modeled later in the year, and I think we now think that the first one will be here in March, and I think three to four is probably a reasonable estimate for everybody as we sit here today, but we’ll see, and again, as I said, prime-based credit, we’ve got, call it $140 million roughly of our portfolio is prime-based, but more than half of that has got a 3.75% and above 4%, so again, it’s going to be a little bit of a—you move through on how the FHLB and Treasury rates move, and we’re working through that as we speak.

Evan Lisle

Awesome. Thank you. Very helpful, and then kind of turning to loan growth, you guys mentioned you guys had a little bit of pressure ex-PPP. Just what’s your pipeline look like and just your outlook for loan growth?

Mark A. Klein

Yes. First, I’ll comment, and our Chief Lending Officer Steve Walz will clean it up here, but we’ve pretty much always been of the (inaudible) that we’ll never get enough yield to compensate for an under-modeled risk, and so we don’t intend to relax our standard, so it makes the variable of our lenders working harder to find more bankable deals out there. Continues to be a challenge, but we’re not going to jeopardize asset quality for some balance sheet growth.

I know, Steve, we’ve had some good success at balance—the actual pipeline’s beginning to grow a bit in most of our markets.

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Steven A. Walz

Yes. Actually, Mark, looking forward, I think pipelines are building and activity we had anticipated, frankly, seeing more of in the fourth quarter is accelerating out here as we look into the first quarter. We’re optimistic, as well, as the pipeline expansion we’re seeing is broadly occurring across our footprint as opposed to constrained to certain markets, which we think bodes well in the months ahead. Additionally, we have some opportunity on the line utilization side to see some growth of existing client base there, so we’re optimistic about that, average line balances being an example. Farmers obviously had a great year and paid down balances, but with input costs rising, we’re seeing activity on the—on our ag portfolio side in those line balances. So again, some opportunity with the existing buying base as well.

Evan Lisle

Thank you. Yes, very helpful, and so with that outlook, are you—you still have excess liquidity on the balance sheet, and so just on deposits, I guess, are—how are you thinking about these levels in ’22? Are you modeling deposit growth, or just how are you thinking about deposits?

Anthony V. Cosentino

We have modeled deposit growth, obviously, slower than we’ve anticipated, more than we’ve seen and realized in ’20 and ’21. We do feel that our relationship model continues to be one that we’re just not going to be a lender. We want to have a full relationship, and that’s going to be a part of how we look at things, and again, the client seems to have plenty of liquidity and they seem to be satisfied with staying where they are and doing some things until things turn, and when that turn happens is when I think the pressure’s going to be—come on to figure out what’s the next step on deposits and liquidity, but we feel very good where we are today in terms of capital liquidity to fund any of our growth expectations.

Mark A. Klein

Also, I would just—one additional follow-up comment. We all know that a lot of the PPP money went to some that needed it, but many that maybe didn’t. We still have a lot of those monies on deposit. We think we’re going to keep—as we concluded before, we think we’re going to keep the vast majority of that money, but that said, hopefully, as the economy continues to limp along here, that many of them will find the utilization of those monies are going to be more effective for them with a bit of leverage, which we’re standing in the offing waiting to do. So, I think some of them will go away, but I think, generally, we’re thinking that people will, again, discover the power of leverage and using other people’s money to make some money, and hopefully drive the balance sheet growth that we budgeted for 2022.

Evan Lisle

Okay. Nice. That’s helpful. Then kind of moving to expenses, you guys touched a couple times on your investment in technology. Just some color on that investment, particularly, and then just expenses overall for ’22. I think that would be helpful.

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Mark A. Klein

Yes, a couple comments, and Tony can get more detailed here, but obviously, everyone—and I know everyone has heard this story before, but expenses driven by retaining talent and finding talent is probably secondary to the technology spends we’ve had, but we know that both are required, which is certainly—while we need to continue to build the balance sheet, as well as that operating revenue, but we continue to see pressure from all perspectives, but hopefully, in a strange way, as the yield curve steepens a bit, certainly is going to be better for us as we experience those spends, but I think we’ve generally hit pause a bit on additional innovative expenditures on the IT side because we’re digesting what we have currently done in the past 18 months.

Comments, Tony?

Anthony V. Cosentino

Yes, I think that’s eminently fair. I think we’ve taken on a pretty big bite here given where we are and where we expect to be in the future. We’ve added a loan origination system, a customer relationship management system. We’ve done some things to help us on the cybersecurity front, which is front of mind with everybody. We’ve improved backups, we’ve improved kind of performance, all in the intention that we can be kind of as best we can. We’re never going to be able to compete with the big guys on technology for clients, but we don’t want clients to shy away from us from that perspective, so we do think those have been important spends.

I do think expense growth in ’22 will come down from where it was in ’21. I certainly don’t anticipate the same level of percentage growth that we had in ’21, and like all things with us, mortgage volume tends to drive a bit of our expense variability, because we’ve become much more variable on the mortgage side than on the expense side. We’ve done a lot more variable compensation, not only for the front end, but also for our support teams, and I think that will bode well for us as we see volume (inaudible).

Mark A. Klein

Tony, I think it’s fair to say that we’ve certainly been focused on tactical execution in the digital space, but we keep our eye on the horizon for more strategic implementation of how we intend to be innovating with our clients. So, it’s a real balance between the technical—or the tactical piece and the strategic piece, and we think we’ve got a good mix.

Evan Lisle

Very helpful. Thank you for all that color.

Next, kind of move into just capital management. You guys mentioned you bought back some shares, so how are you thinking about that and maybe M&A? Have you noticed any meaningful dialogue or pick up in conversations, just call it on the capital probably will be fine or nice?

Mark A. Klein

Yes, a couple comments on the second part, Evan, and Tony will do the capital piece, but we continue to look for opportunistic kind of targets out there, if you will. Again, we know that organic growth is going to continue to be hard to come by. We know with our 115, 20% tangible book number puts a bit of constraint on us for competitive reasons, so we want to make sure that we’re prudent with our capital and our growth. We’ve been very disciplined on what it is we can and will pay. We think there are more opportunities out there, and we intend to build one of our five key strategic initiatives, which again, is a bit more scale, but we want to do it prudently and we want to make it certainly accretive on all fronts, whether that’s tangible book or the EPS side, but there are opportunities out there and we continue to seek those out and will do so in the coming years.

Tony, on the capital piece?

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Anthony V. Cosentino

Yes, I think capital, as we’ve looked at what we’ve done, and if you look at the window over a longer timeframe, we’ve certainly bolstered our capital level significantly, not only through organic growth, but we’ve gone to the marketplace several times. You could probably look at our balance sheet today and say we have excess capital, which I don’t know that you can have too much. I think that’s great, but the mortgage business has driven earnings significantly for us, which we’ve been able to—without dipping into those capital reserves that we have, been able to get that back out to our shareholders in a significant way, and we expect to continue to do that. We think that’s a prudent use of our capital, but as Mark said, we would like to utilize some of that generated external capital to expand our Company, and we think we’re operators that are effective enough that we can make two plus two equal three—pardon me, five, sorry bad math.

Evan Lisle

Thank you. Yes. No, that’s very helpful, and then I guess just one last thing for me, just circling back on the NIM. I asked how many rates you are modeling. You said two, but just how—what’s a 25 basis point rate, what does that look like, and just the benefit to the NIM?

Anthony V. Cosentino

Sure. Prime base, it’s probably on an annualize basis less than $200,000 to us, because, again, of the number of floors that we have, and that kind of doubles on itself as each time goes, call it $400,000 for 50 and then $800,000 for 75 as those floors kind of go away and we start to see that impact. The question is how much of that can we retain without having to go to an increase on the funding side. We think we’re in pretty good shape as we sit here today, but I don’t think we’d be naive enough to not acknowledge that there’s still lending clients that still believe rates are going down, and they’re asking for rate adjustments every day all the time, and we’re doing our best to manage our way through that, and I still think that’s going to be a bit of a headwind in ’22 before, really, rate increases are everywhere in the market.

Mark A. Klein

I think also, Tony, marginal improvement with incremental improvements of wider margins to a declining margins today will have a positive impact on. Yes, I think we can put higher margin balances on there variable based.

Anthony V. Cosentino

Yes.

Evan Lisle

Well, awesome. That’s it for me. Congratulations on a nice finish to ’22.

Anthony V. Cosentino

Thanks, Evan.

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Mark A. Klein

Thanks, Evan. Have a good day.

Sarah Mekus

While we’re waiting for additional questions, I’d like remind you that today’s call will be accessible on our website at ir.yourstatebank.com.

Operator

Ladies and gentlemen, at this time, I am showing no additional questions. I’d like to turn the floor back over to the Management team for any closing remarks.

Mark Klein

Thank you, sir, and once again, thanks everyone for joining us this morning. We look forward to speaking with you on April 20, our virtual Annual Meeting, and our first quarter 2022 webcast April 22. Hope you all have a great day and great weekend and we’ll talk soon. Take care. Thanks.

Operator

Ladies and gentlemen, with that, we’ll conclude today’s conference call. We do thank you for attending. You may now disconnect your lines.

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